UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2005

Trex Company, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14649	54-1910453
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 Exeter Drive Winchester, Virginia	22603-8605
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (540) 542-6300

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 11, 2005, the Board of Directors of Trex Company, Inc. appointed Anthony J. Cavanna as Chairman of the Board of Directors of Trex Company and Chief Executive Officer of Trex Company and Andrew U. Ferrari as President and Chief Operating Officer of Trex Company, effective on August 11, 2005.

On August 12, 2005, pursuant to Trex Company’s executive compensation program (the “Program”), the Compensation Committee of the Board of Directors of Trex Company determined that Mr. Cavanna’s base salary will be payable at an annual rate of $500,000 and Mr. Ferrari’s base salary will be payable at an annual rate of $450,000.

Trex Company maintains an annual executive incentive compensation plan (the “Plan”) for the benefit of its executive officers, other officers, managers and certain other key employees of Trex Company. Under the Plan, Trex Company pays annual cash bonuses based upon the achievement of specified performance objectives. For each fiscal year, each participant in the Plan is assigned a “target bonus,” which is expressed as a percentage of the participant’s annual base salary or salary range midpoint for such fiscal year, depending on grade level. The bonus percentage levels for each fiscal year and the performance objectives are annually approved by the Compensation Committee. On August 12, 2005, pursuant to the Plan, the Compensation Committee assigned Mr. Cavanna a “target bonus” of 80% and Mr. Ferrari a “target bonus” of 75% for 2005.

The Program and the Plan are incorporated in this report as Exhibits 10.1 and 10.2 hereto, respectively, and in this Item 1.01 by this reference. In addition, the information set forth under Item 5.02(c) of this report is incorporated in this Item 1.01 by this reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On August 11, 2005, Robert G. Matheny resigned as Chairman of the Board of Directors and Chief Executive Officer of Trex Company, Inc. Mr. Matheny remains a member of the Board of Directors.

(c) On August 11, 2005, Trex Company appointed Anthony J. Cavanna as Chairman of the Board of Directors and Chief Executive Officer of Trex Company and Andrew U. Ferrari as President and Chief Operating Officer of Trex Company, effective on August 11, 2005. Mr. Cavanna will serve as Trex Company’s principal executive officer, and Mr. Ferrari will serve as Trex Company’s president and principal operating officer. The information set forth under Item 1.01 of this report is incorporated in this Item 5.02(c) by this reference.

Anthony J. Cavanna, 66, has served as a director of Trex Company since 1998. Mr. Cavanna served as Executive Vice President and Chief Financial Officer of Trex Company from September 1998 through December 2003, and of TREX Company, LLC, Trex Company’s wholly-owned subsidiary, from August 1996 through December 2002. From 1962 to August 1996, Mr. Cavanna held a

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variety of positions with Mobil Chemical Products International, including Group Vice President, Vice President-Planning and Finance, Vice President of Mobil Chemical and General Manager of its Films Division Worldwide, President and General Manager of Mobil Plastics Europe and Vice President-Planning and Supply of the Films Division. Mr. Cavanna currently serves as a director of Ultralife Batteries Co., Inc. and serves as chairman of its Audit and Finance Committee. Mr. Cavanna received a B.S. degree in chemical engineering from Villanova University and an M.S. degree in chemical engineering from the Polytechnic Institute of Brooklyn.

Andrew U. Ferrari, 58, has served as a director of Trex Company since 1998. Mr. Ferrari served as a marketing and business development consultant to Trex Company from March 2003 to June 2004. Mr. Ferrari served as Executive Vice President of Marketing and Business Development of Trex Company from October 2001 through March 2003, and of TREX Company, LLC from October 2001 through December 2002. He served as Executive Vice President of Sales and Marketing of Trex Company from September 1998 to October 2001 and of TREX Company, LLC from August 1996 to October 2001. From 1971 to 1996, Mr. Ferrari held various positions with Mobil Chemical, including New Business Manager, Director of Sales and Marketing of the Composite Products Division, and Marketing Director of the Consumer Products Division. Mr. Ferrari currently serves on the Board of Trustees of Shenandoah University, as an overseer of Whitman College and as Vice Chairman of the Board of Directors of the Grafton School Inc., a nonprofit organization that owns and operates schools for children with special needs. Mr. Ferrari received a B.A. degree in economics from Whitman College and an M.B.A. degree from Columbia University.

During fiscal 2003, Trex Company entered into an agreement with Ferrari Consulting, LLC. Mr. Ferrari is the President, and beneficially owns more than 10% of the beneficial interest, of Ferrari Consulting, LLC. Under the agreement, Mr. Ferrari performed consulting services relating to the development of new business opportunities for Trex Company. Pursuant to the agreement, Trex Company paid Ferrari Consulting, LLC an hourly fee for such consulting services and reimbursed Ferrari Consulting, LLC for certain expenses incurred in connection with the performance of its services. Approximately $6,900 was paid under the agreement in 2004. The agreement terminated on June 16, 2004.

Item 9.01 Financial Statements and Exhibits.

(c) Trex Company, Inc. hereby files the following exhibits:

Exhibit Number	Description of Exhibit
10.1	Description of Management Compensatory Plans and Arrangements. Filed as Exhibit 10.2 to Trex Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and incorporated herein by reference.

10.2	Description of Annual Executive Incentive Compensation Plan. Filed as Exhibit 10.8 to Trex Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and incorporated herein by reference.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TREX COMPANY, INC.

Date: August 16, 2005	/s/ Anthony J. Cavanna
Anthony J. Cavanna
Chairman of the Board of Directors and
Chief Executive Officer
(Duly Authorized Officer)

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